LIMITED POWER OF ATTORNEY

(Section 16 Filings)

I hereby constitute and appoint Mark Ross, Paul Moore and Donna Quandt, or any one of them, as my agent and attorney-in-fact with full powers of substitution and resubstitution, to act in my own name, place and stead, in any and all capacities, for the purpose of executing and filing any and all reports regarding Bank of the Ozarks, Inc. required to be filed by me with the Securities and Exchange Commission ("SEC") under Section 16 of the Securities and Exchange Act of 1934, as amended, and the regulations of the SEC issued thereunder.

This Power of Attorney shall remain in full force and effect until revoked by me in a writing delivered to Paul Moore, the SEC compliance officer of Bank of the Ozarks, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 8th day of September, 2004.

/s/ E. M. Holman, Jr.

(signature)

Print Name: E. M. Holman, Jr.